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                                                                  EXHIBIT 21
                                   SUBSIDIARES



1.       Pen-Z Corp.
2.       Rattlesnake Ventures, Inc.
3.       Rattlesnake-Fairfield, Inc.
4.       Rattlesnake (Hamden), Inc.
5.       Rattlesnake-Danbury, Inc.
6.       Rattlesnake-Lynbrook, Inc.
7.       Rattlesnake-White Plains, Inc.
8.       Rattlesnake-Flemington, Inc.
9.       Rattlesnake of 86th Street, Inc.